News Release 108	Liberty Star Uranium & Metals Corp.
September 7, 2011	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.LibertyStarUranium.com

Liberty Star Announces JV with Sagebrush Gold LTD. For Uranium
North Pipes Super Project, Arizona

TUCSON, Ariz Liberty Star Uranium & Metals Corp. (The “Company”) (OTCBB: LBSR) is pleased to announce that it has signed a binding Letter of Intent (“LOI”) for the purposes of forming a joint venture agreement with Sagebrush Gold Ltd. (“Sagebrush”) (OTCBB: SAGE) to engage in exploration activities on the Company’s North Pipes Super Project (“NPSP”).

Sagebrush Gold Ltd. Is a publicly traded junior mineral exploration company focused on searching for world class resources and seeking out potentially significant gold exploration and development targets in Nevada's leading gold districts. Sagebrush has three current Nevada projects: Red Rock, North Battle Mountain, and the newly acquired (August 31, 2011) Relief Canyon Gold Mine & Processing Facility. Additionally, Sagebrush has recently acquired the uranium assets of American Energy Fields, Inc. (Colorado Plateau exploration stage uranium properties).

Terms of the LOI between Liberty Star and Sagebrush include the transfer all uranium properties held by Sagebrush and Liberty Star into a newly organized venture (“Newco”), a subsidiary of Sagebrush. Liberty Star will grant Sagebrush the irrevocable option to Newco all of its NPSP uranium properties and Liberty Star will end up with a minority interest in Newco. The closing of the transaction is subject to customary conditions.

In the event that the Reorganization of Newco are not achieved by Sagebrush on or before December 31, 2011 Liberty Star’s obligations will terminate at Liberty Star’s discretion and Liberty Star will have the full right to retain its Uranium Properties.

Sagebrush has also provided a private placement to Liberty Star, the documents for which are being completed. Please refer to the appropriate SEC filing(s) for details of the Joint Venture Letter of Intent.

Comments Liberty Star CEO and Chief Geologist James Briscoe: “It’s gratifying to enter into a relationship with a dynamic junior resource company that shares Liberty Star’s vision for domestic uranium production on the Colorado Plateau. Sagebrush has a competent geological team and their Chairman, Barry Honig, has a proven track record and reputation for finalizing solid financing in our industry, which frankly, has been very difficult over the last three years. ”

Mr. Honig commented, ”We are poised to take full advantage of the current depressed asset prices in the uranium market and we are very excited that the creation of a new public Company will help our shareholders realize value from uranium assets.”

“James A. Briscoe”
James A. Briscoe,
CEO/ Chairman
Liberty Star Uranium & Metals Corp.

About Liberty Star’s North Pipes Super Project:
Located on the Colorado Plateau province of northern Arizona known as the Arizona Strip, the NPSP is targeted specifically for high-grade uranium mineralization through numerous breccia pipes. According to the U.S. Geological Survey, the breccia pipes in this region are of high grade compared to sediment hosted roll front deposits mined throughout the western United States, with an estimated potential average grade for ore bearing pipes at about 0.7% to 0.8% uranium. These are historically the second richest class of uranium deposits in the world and highest grade deposits in the USA. Historically, mines in this region have produced some 26 million pounds of uranium. The pipes contain numerous metals in addition to uranium including copper, silver, vanadium, molybdenum, cobalt and nickel and others. Read more about the NPSP: http://www.libertystaruranium.com/www/projects/north-pipes-super-project

Safe Harbor Statement
Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the Company will negotiate and sign a joint venture with Sagebrush, that the assets will be transferred to a newly reorganized public company (Newco) and that Newco will secure financing to explore its uranium properties.. Factors that may delay or prevent these forward-looking statements from being realized include that the terms of the joint venture cannot be agreed and that no investors or lenders may provide financing on terms that are acceptable to Newco or at all. Also, uranium prices may not be depressed temporarily, they may remain low. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission, and review the terms of our LOI with Sagebrush in documents filed on EDGAR.

Contact:
Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520)425-1433
(520) 731-8786
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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